EQUIPMENT LEASE AGREEMENT


This Equipment Lease Agreement ("Agreement") is made and entered into as of March 21, 2005, 2005 by and between Commodity Express Transportation, Inc., a South Carolina corporation ("Lessor") AND Commodity Express Transportation, Inc., a Delaware corporation, ("Lessee") and Power2Ship, Inc., a Florida corporation, ("Lessee") (collectively referred to as the "Parties"). Each Lessee is jointly and severally liable for the lease payments and performance of all other terms of this Agreement. A judgment entered against one Lessee shall be no bar to an action against the other Lessee.

The Parties agree as follows:

1. EQUIPMENT: Lessor hereby leases to Lessee the commercial trailers used to haul dry commodities described in Schedule A ("Equipment"), which is hereby incorporated into this Agreement

2. LEASE TERM: The initial date of lease for all Equipment listed in Schedule A is March 21, 2005. Each individual trailer in the lease has a specified term, depending on the age of the trailer, as described in Schedule A. As used in this Agreement, "Lease Term" means from March 21, 2005, until the individual trailer in question is surrendered based upon the attached lease schedule A.

3. LEASE PAYMENTS: Lessee agrees to pay to Lessor as rent for the Equipment the amounts specified in Schedule A ("Rent") each month in advance on the first day of each month at:

          c/o Al Stokes
     354 South Chimney Ln.
          Columbia, SC 29209

If during the Lease Term any individual trailers are damaged beyond repair and Lessor is reimbursed for the value of said trailers, according to the terms of
Section 13 of this Agreement, then the rents shall be reduced accordingly.

4. LATE CHARGES: If any amount under this Agreement is more than five calendar days late, Lessee agrees to pay a late fee of five percent (5%) of the amount that is late. The late fee will increase by five percent (5%) each subsequent 30 days that the amount is late.

5. SECURITY DEPOSIT: The Parties, and additional parties, have agreed to a series of mutual covenants and concessions in a separate document entitled Mutual Agreement, dated on or near the date of this Agreement. In consideration of the covenants and concessions made in the Mutual Agreement, the Parties agree to waive the requirement of a security deposit associated with this Agreement.

6. DELIVERY: Lessee shall acquire control of the Equipment on March 21, 2005. Individual trailers may be at varying locations on that date. Lessor has no duty to physically deliver any Equipment to Lessee at the beginning of the Lease Term. Lessor will not be responsible for any costs associated with delivery of Equipment to Lessee at the beginning of the Lease Term.

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7.  DEFAULTS: If Lessee fails to perform or fulfill any obligation under this
Agreement, Lessee shall be in default of this Agreement. Subject to any statute, ordinance or law to the contrary, Lessee shall have seven (7) business days from the date of notice of default by Lessor to cure the default. In the event Lessee does not cure a default, Lessor may at Lessor's option (a) cure such default and the cost of such action may be added to Lessee's financial obligations under this Agreement; or (b) declare Lessee in default of the Agreement. If Lessee shall become insolvent, cease to do business as a going concern or if a petition has been filed by or against Lessee under the Bankruptcy Act or similar federal or state statute, Lessor may immediately declare Lessee in default of this Agreement. In the event of default, Lessor may, as permitted by law, re-take possession of the Equipment. Lessor may, at its option, hold Lessee liable for any difference between the Rent that would have been payable under this Agreement during the balance of the unexpired term and any rent paid by any successive lessee if the Equipment is re-let minus the cost and expenses of such reletting. In the event Lessor is unable to re-let the Equipment during any remaining term of this Agreement, after default by Lessee, Lessor may at its option hold Lessee liable for the balance of the unpaid rent under this Agreement as if this Agreement had continued in force.

8. POSSESSION AND SURRENDER OF EQUIPMENT: Lessee shall be entitled to possession of the Equipment on the first day of the Lease Term. At the expiration of the Lease Term, Lessee shall surrender the Equipment to Lessor by delivering the Equipment to Lessor or Lessor's agent in good condition and working order, ordinary wear and tear excepted, as it was at the commencement of the Agreement. Delivery of the Equipment shall be to a location within 75 miles of Columbia, South Carolina, mutually agreed upon by the Parties. If the Parties agree to deliver the Equipment to a location beyond a 75 mile radius of Columbia, Lessee may seek recovery from Lessor of the cost of delivery of the Equipment beyond the 75 mile radius.

9. USE OF EQUIPMENT: Lessee shall only use the Equipment in a careful, proper and legal manner and will comply with all laws, rules, ordinances, statutes and orders regarding the use, maintenance of storage of the Equipment.

10. CONDITION OF EQUIPMENT AND REPAIR: Lessee or Lessee's agent has inspected the Equipment and acknowledges that the Equipment is in a condition as noted on the attached inspection reports. The Parties agree that if any individual trailers covered by this Agreement have damage in excess of $250.00 then Lessee shall cause such damage to be repaired, and will invoice Lessor for such repairs. Any repairs made pursuant to this Agreement will be billed at a fixed labor rate of $25.00 per hour, and actual cost for materials. Lessee shall provide detailed invoices to Lessor for these repairs. Lessee and Lessor have agreed that the payment for the first $10,000.00 of repairs shall be deferred until January 31, 2006. If as of the closing date Lessee has not been able to inspect all of the individual trailers covered by this Agreement, than Lessee shall have thirty days from the date of closing to complete the inspections.

The Parties agree that Lessee will be responsible for surrendering the Equipment in the same condition as accepted, normal wear and tear excepted. Provided, if any of the individual trailers are surrendered with damage in excess of $250.00 then Lessor shall cause such damage to be repaired, and will invoice Lessee for such repairs. Any repairs made pursuant to this Agreement will be billed at a fixed labor rate of $25.00 per hour, and actual cost for materials. Lessor shall provide detailed invoices to Lessee for these repairs.

11. GENERAL MAINTENANCE, DAMAGE AND LOSS: Lessee will, at Lessee's sole expense, keep and maintain the Equipment in clean and good working order and repair during the Lease Term. In the event the Equipment is lost or damaged beyond repair, Lessee shall pay to Lessor the replacement cost of the Equipment. The obligations of this Agreement shall continue in full force and effect through the Lease Term.

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12. TIRE MAINTENANCE: During the Lease Term, Lessee agrees to assume all responsibilities, including payment of all sums due, for compliance with the current Memorandum of Agreement, dated November 1, 2004, with amendments ("MOA"), between Lessor and The Goodyear Tire and Rubber Company for tire maintenance and replacement. If requested by Lessor, Lessee agrees to enter into a substantially similar agreement with The Goodyear Tire and Rubber Company, or another company so long as Lessor does not suffer financially as a result, for the purpose of relieving Lessor of the liability associated with remaining bound by the MOA. Lessee shall have no obligations or requirements as to minimum tread depth or tire conditions, when the Equipment is surrendered according to paragraph 8 of this agreement.

Lessee agrees to indemnify and hold Lessor and Lessor's property, free and harmless from any liability for losses or claims associated with Lessee's failure to comply with the requirements of the MOA, including the payment of penalties or the loss of use of the Equipment as a result of non-compliance with the MOA. Lessor will provide Lessee with a copy of the MOA as soon as is practical after the signing of this Agreement.

13. INSURANCE: Lessee shall be responsible for maintaining automobile liability insurance on the Equipment at a minimum value of one million dollars ($1,000,000.00) per single occurrence. In addition Lessee shall carry Physical Damage insurance covering loss or damage to the Equipment, with the insured value of the Equipment being not less than 80% of the wholesale cash value. The policy shall name Lessor as an additional insured and shall provide for losses to be payable to Lessor for fire, theft, collision, property damage, personal injury and other such risks as are appropriate. Upon request by Lessor, Lessee shall provide proof of such insurance. In the event of a total loss of a piece of Equipment, Lessee shall pay to Lessor compensation for the lost Equipment at the following calculated amount: Schedule A value minus accumulated monthly depreciation, which amount shall then be multiplied by eighty-five percent (0.85).

14. ENCUMBRANCES, TAXES AND OTHER LAWS: Lessee shall keep the Equipment free and clear of any liens or other encumbrances, and shall not permit any act where Lessor's title or rights may be negatively affected. Lessee shall be responsible for complying with and conforming to all laws and regulations relating to the possession, use and/or maintenance of the Equipment. Furthermore, Lessee shall promptly pay all taxes, fees, licenses and governmental charges, together with any penalties or interest thereon, relating to the possession, use or maintenance of the Equipment.

15. LESSORS REPRESENTATIONS: Lessor represents and warrants that he/she has the right to lease the Equipment as provided in this Agreement and that Lessee shall be entitled to quietly hold and possess the Equipment, and Lessor will not interfere with that right as long as Lessee pays the Rent in a timely manner and performs and complies with all other obligations under this Agreement.

16. CONSEQUENTIAL DAMAGES: In no event shall Lessor be liable for any loss of profits or other consequential damages or any inconvenience resulting from any theft of, damage to, loss of, defect in or failure of any of the Equipment or the time consumed in recovering, repairing, adjusting, servicing or replacing any Equipment; and there shall be no abatement or apportionment of rental during this time. This paragraph does not apply to theft, damage, loss, defect or failure that was the result of Lessor's negligence.

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17. OWNERSHIP:  The Equipment is and shall remain the exclusive property of
Lessor.

18. SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

19. ASSIGNMENT: Neither this Agreement nor Lessee's rights hereunder are assignable except with Lessor's prior, written consent.

20. BINDING EFFECT: The covenants and conditions contained in the Agreement shall apply to and bind the Parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

21. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

22. NOTICE: Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service to:

LESSOR:                               LESSEE:

c/o Al Stokes                         Commodity Express Transportation, Inc.
354 South Chimney Lane                903 Clint Moore Road
Columbia, SC 29209                    Boca Raton, FL 33487

Either party may change such addresses from time to time by providing notice as set forth above.

23. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind pertaining to the lease of the Equipment that precedes the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the lease of the Equipment. This Agreement may be modified in writing, but must be signed by both Lessor and Lessee.

24. CUMULATIVE RIGHTS: Lessor's and Lessee's rights under this Agreement are cumulative, and shall not be construed as exclusive of each other unless otherwise required by law.

25. WAIVER: The failure of either party to enforce any provision(s) of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every other provision of this Agreement. The acceptance of rent by Lessor does not waive Lessor's right to enforce any provisions of this Agreement.

26. INDEMNIFICATION: Except for damages, claims or losses due to Lessor's acts or negligence, Lessee, to the extent permitted by law, will indemnify and hold Lessor and Lessor's property, free and harmless from any liability for losses, claims, injury to or death of any person, or for damage to property arising from Lessee using and possessing the Equipment or from the acts or omissions of any person or persons, including Lessee, using or possessing the Equipment with Lessee's express or implied consent.

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IN WITNESS WHEREOF, the parties sign below to signify agreement with, and acceptance of, the terms and conditions of this Agreement.

COMMODITY EXPRESS TRANSPORTATION, INC., SOUTH CAROLINA
/s/ W. H. Stokes
----------------
Signature

W.H. Stokes
-----------
Printed name

President
---------
Title

3/21/04
-------
Date

COMMODITY EXPRESS TRANSPORTATION, INC., DELAWARE

/s/ Richard Hersh
-----------------
Signature

Richard Hersh
-------------
Printed name

Chief Executive Officer
-----------------------
Title

3/21/05
-------
Date

POWER2SHIP, INC.

/s/ Richard Hersh
-----------------
Signature

Richard Hersh
-------------
Printed name

Chief Executive Officer
-----------------------
Title

3/21/05
-------
Date

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